Exhibit 99.1 10 Forest Avenue, Suite 220 Paramus, New Jersey 07652 Tel: 201.342.0900 • Fax: 201.968.0393 www.caprius.com

For immediate release

CAPRIUS, INC. ANNOUNCES APPROVAL AND CLOSING OF MERGER

Paramus, New Jersey--April 21, 2011--Caprius, Inc. (Pink Sheets: CAPI) (“Caprius” or the “Company”) announced that at the special meeting of stockholders held today, its stockholders approved the adoption of the Agreement and Plan of Merger (the “Agreement”) among the Company, Vintage Capital Group, LLC (“Vintage”), and Capac Co., a wholly-owned subsidiary of Vintage.  The Agreement was approved by stockholders holding approximately 87.3% of the outstanding voting shares.  Following the special meeting, the merger was completed with Caprius becoming a wholly-owned subsidiary of Vintage.

Under the terms of the Agreement, the record holders of our outstanding capital stock will receive cash merger consideration equal to: (i) $0.065 per share for each share of common stock; (ii) $40.625 per share, representing the common-equivalent consideration based upon its conversion rate of 625 shares of common stock, for each share of Series E Convertible Preferred Stock; and (iii) $6.50 per share, representing the common-equivalent consideration based upon its conversion rate of 100 shares of common stock, for each share of Series F Convertible Preferred Stock, without interest and less any applicable withholding taxes, excluding shares held by the Company, Vintage and holders who perfected their statutory appraisal rights.

Stockholders of record will receive an Exchange Form and instructions on how to surrender their Caprius share certificates in exchange for the merger consideration. Holders of the common stock and preferred stock should wait until they receive the Exchange Form and associated documents from Computershare Trust Company, N.A., which is acting as the exchange agent and paying agent for the Caprius stock, before surrendering their certificates.  Holders whose shares are held through a bank or broker will not have to take any action to exchange their share certificates as the exchange will be handled with Computershare by their bank or broker directly.

With the closing of the Merger, the Caprius common stock will no longer trade in the Pink Sheets and Caprius will deregister the common stock with the Securities and Exchange Commission.

About Caprius

Caprius is engaged in the infectious medical waste disposal business, through subsidiaries which developed, market and sell the SteriMed and SteriMed Junior compact systems that simultaneously shred and chemically disinfect regulated medical waste using a proprietary, EPA registered, bio-degradable chemical known as Ster-Cid.

About Vintage

Vintage is an investment firm headquartered in Los Angeles, California that was founded in 2000 by highly successful business executive and investor Fred C. Sands.  After establishing and building the Fred Sands Companies into one of the largest real estate and financial services firms in the United States, Mr. Sands successfully sold this business to Coldwell Banker and formed Vintage Capital Group.  Mr. Sands, Chairman, along with the principal investment team at Vintage, combine decades of investment, operating and management expertise to create and build stockholder value.  Vintage opportunistically invests across a wide variety of industries that may include the purchase of debt and equity securities resulting in control or minority ownership positions.

Contact:

Beverly Tkaczenko
Caprius, Inc.
(201) 342-0900